Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 18, 2021, with respect to the consolidated financial statements of Groop Internet Platform, Inc. and subsidiaries included in the Registration Statement on Form S-1 and related Prospectus of Talkspace, Inc. dated July 2, 2021.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A member of EY Global

Tel-Aviv

July 2, 2021